Exhibit 99.1

GrowLife, Inc. Secures Equity Financing Enabling Continued Growth and Expansion

Leading Cultivation Service Provider Secures Equity Financing Deal, Signaling Strong Confidence from Investment Partners

KIRKLAND, Wash. -- GrowLife, Inc. (OTCBB: PHOT) (“GrowLife”), one of the nation’s most recognized indoor cultivation service providers, today announced that it closed an equity financing deal with longtime institutional investor Chicago Venture Partners (“CVP”), a leading provider of capital to emerging and growth-stage small cap companies, on February 9, 2018. The terms of the deal include CVP purchasing shares of common stock priced at $0.021 per share, 15% above the trailing five-day average at $0.021 per share. Additionally, as a part of the deal, the Company issued warrants to purchase stock to CVP that were priced at $.05 per share.

“This investment of capital provides GrowLife with greater opportunities in marketing, sales and product development during what we believe is the most important year in the history of our company and industry,” said Marco Hegyi, CEO of GrowLife, Inc. “It is extremely exciting to have a long-term investor such as CVP who truly understands the potential of the Company and our strategy and believes in it so much that they were willing to invest at a premium price. Our 2018 growth strategy is in full swing and this deal will propel our efforts forward in our mission to capture a large market share of the emerging indoor cannabis cultivation market.”

For more information about GrowLife, Inc. please visit the company’s website. Products can be purchased at GrowLifeEco.com. Additional commentary on the Company and the industry as a whole can be found on the CEO’s blog.

For further information on this financing activity, please reference the 8-K filed with the OTC.

About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

Public Relations Contact:

Cassandra Dowell
CMW Media
P: 858-264-6600
cassandra@cmwmedia.com
www.cmwmedia.com

Investor Relations Contact:

info@growlifinc.com